Exhibit 4.37

Federal Supervisory Service for Communications

Addendum No. 3

to License No. 30260 (Account Series A 030162)

dated December 30, 2003

“The conditions for the performance of activities in accordance with License No. 30260” shall be revised to read as follows:

1.             Mobile TeleSystems OJSC (the Licensee) shall be obliged to keep the term of this License.

2.             The Licensee shall be obliged to commence the provision of communication services under this License no later than on December 30, 2005.

3.             The Licensee shall be obliged to provide mobile radiophone communication services (GSM 900/1800 networks) in accordance with this License in the territory of the Republic of Dagestan.

4.             In accordance with this License, the Licensee shall be obliged to ensure provisioning a subscriber with*:

a)     access to the network of the Licensee;

b)    connections on the Licensee’s mobile radiophone communication network for receiving (transferring) voice and non-voice information ensuring the communication continuity while rendering services, irrespective of location of the subscriber, including while his moving;

c)     connections with subscribers and (or) users of fixed public-switched telephone networks;

d)    possibility of using GSM 900/1800 mobile radiophone communication network while being outside the territory specified in the License;

e)     access to telematic communication services and data transmission services, except for data transmission for the purpose of voice data transfer;

f)     access to the information and directory-inquiry service;

g)    possibility of making free twenty-four-hour calls to emergency services.

5.             The Licensee shall be obliged to render communication services in accordance with rules of rendering communication services approved by the Government of the Russian Federation.

6.             At rendering communication services, the Licensee shall be obliged to observe the rules of connection and interaction of electrical communication networks, approved by the Government of the Russian Federation, when connecting the Licensee’s mobile radiophone communication network to the public-switched network, connecting the Licensee’s mobile radiophone communication network to other communication networks, accounting and transferring the traffic in the Licensee’s mobile radiophone communication network, accounting and transferring the traffic from/to the communication networks of other operators.

7.             This Licensee has been issued based on results of considering the application for granting a license without tendering (auction, competition). The license requirements for the Licensee’s discharge of obligations undertaken by the Licensee when participating in tenders (auction, competition) to obtain respective license have not been established.

8.             The Licensee shall, in the period of rendering the services under this License, adhere to the terms and conditions as set at the moment of frequencies allocation and radio frequency or radio frequency channel assignment.

9.             The Licensee shall have available the communications network management system that conforms to the standards applied to communications network management systems, as prescribed by the Federal Executive Body acting in telecommunications.

10.           The Licensee, when conducting operational-investigative activities, shall be obliged to adhere to the requirements to networks and means of communication, as prescribed by the Federal Executive Body and approved by the authorized state bodies, and to take measures to prevent the disclosure of organizational or tactical techniques of conducting of the above.

*Rendering the services under this License can entail rendering other services, which are technically integrated into mobile radiophone services and are aimed at improvement of their customer value, provided no additional license is required for this purpose.

Deputy Manager,
Federal Supervisory Service for Communications	S. A. Malyanov

December 8, 2006